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                                                                    Exhibit 10.5

The Mining Company                      THE MINING COMPANY GUIDE
220 East 42nd Street, 24th Floor        AGREEMENT
New York, NY 10017

                                        ContractNo.: ((Contract_Number))

((FirstName)) ((LastName))              Site Name: ((Exact_Site_Name))
((Address1))                            Site Description:
((Address2))
((City)), ((State_Region)) ((Zip))
((Country))

SS#/Tax ID No.: ((Tax_ID_SSN))

                                        Date: ((MP_Grad_Date))


The Agreement

Agreement between The Mining Company, a division of General Internet, Inc., a New York corporation ("The Mining Company"), 220 East 42nd Street, 24th Floor, New York, New York 10017, and the Guide (you) ((FIRSTNAME)) ((LASTNAME)) an independent contractor, for compensation for services to The Mining Company.

Services to be Provided

You agree to build, maintain and enhance a site (Site) on the Internet about ((EXACT_SITE_ NAME)) (Topic) for The Mining Company. You agree to abide by the Rules and Regulations (Rules) that will be periodically updated and made available in the online "Guide Lounge." You agree to place a link on your existing Web site, if you have one, to the Site.

Fees

The Mining Company will compensate you based on the schedule in Attachment A.

Termination

The term of this Agreement (Term) will begin on the date above and will end when terminated by either party based on the following: (i) you give to The Mining Company fifteen (15) days prior written notice, (ii) The Mining Company gives you fifteen (15) days prior written notice, or (iii) either you or The Mining Company terminates this Agreement immediately following a major breach of this Agreement by either of us.

Intellectual Property

The Mining Company owns all rights to any and all Intellectual Property related to the Site, including but not limited to the name and URL of the Site, any trademarks related to the Site, and the graphical look and feel of the Site, other than the Guide Content and the Personal Content (defined on Schedule I). You shall own all rights in and to the Guide Content and the Personal Content.

License.

In consideration of the Fees payable to you under this Agreement, you grant to The Mining Company an exclusive, perpetual, worldwide license to use the Guide Content on the Site, the Internet and on any commercial on-line service or similar service (On-Line Media). In addition,

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you grant to The Mining Company a non-exclusive, perpetual, worldwide license to use the Guide Content in any media, whether now or hereafter known, other than On-Line Media. If The Mining Company uses the Guide Content anywhere other than the Site, The Mining Company agrees to pay you FIFTY percent (50%) of net revenues directly resulting from such uses. You are permitted to use the Guide Content (subject to written approval from The Mining Company, not to be unreasonably withheld) in any media other than On-Line Media, and if you do, you agree to pay The Mining Company FIFTY percent (50%) of revenues generated by such uses.

Non-Compete

During the Term and for ninety (90) days following the termination of this Agreement, you will not, without the written approval of The Mining Company, directly or indirectly on behalf of yourself or for anyone else, own, operate, work for or contribute significantly to any Web site or other topical area on the Topic on the Internet, commercial online service or similar service. You may continue to operate your existing Web site on the Internet if you have one, so long as you (1) maintain the site independently and do not affiliate the site with any on-line service, site syndicator, advertising rep firm, site network or co-op or any other Internet aggregator or consolidator for the term of the contract and for 90 days following the termination of this agreement and (2) prominently link from your website back to your Mining Company Site. In addition, for six (6) months following the termination of this Agreement, you will not solicit or accept, directly or indirectly, any advertising or advertising revenues from any advertiser who advertised on the Site during the Term.

Other Provisions

By signing this Agreement, You agree to The Mining Company Standard Terms and Conditions that follow.

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STANDARD TERMS AND CONDITION

1.   Intellectual Property

Under this Agreement, Intellectual Property means any and all content and materials, including but not limited to, software (including modifications, upgrades or new versions), designs, icons, menus, trademarks, text, graphics, photographs, illustrations, audio, video and data, and all rights to such content and materials, including copyrights, patents and associated rights.

Any and all content and features developed or conceived by you or your sub-hires, employees or helpers during the Term as well as the other results and proceeds of services under this Agreement (collectively, the Work) will be "works made for hire" and will be the exclusive property of The Mining Company. You waive any claims to "moral rights" you might have in connection with the Work. If any Work is determined to not be a "work made for hire", you, by entering into this Agreement, assign to The Mining Company all right, title and interest in such Work in perpetuity in all media currently in existence or invented in the future. The Work does not include Guide Content or Personal Content (defined on Schedule I).

2.   Representations and Warranties

You represent and warrant to The Mining Company the following:

(i) The Work will be original and created by persons employed or supervised by you. Neither the Work nor the Guide Content nor the Personal Content will violate the copyright, patent, trademark rights, or any other rights such as rights of privacy or publicity, of any person or entity. Neither you nor anyone working for or with you has granted any rights to the Work, the Guide Content or the Personal Content to any other person or entity.

(ii) You have the right to enter into and fully perform all terms of this Agreement. You are not and during the Term will not be in any way prohibited or restricted from operating the Site.

(iii) You have read and complied with the Rules and agree to read and comply with the Rules at all times throughout the Term since the Rules will be updated periodically.

(iv) The Site, including but not limited to, Chat rooms, Bulletin Boards, and Personal Web pages, does not and will not contain, publish or display any libelous, defamatory, obscene or illegal content or material.

3.     Confidentiality

You acknowledge that you will have access to proprietary information, materials and data of The Mining Company. You agree not to use or disclose proprietary information and to use your best efforts to ensure that all those to whom You give access to proprietary information do not use or disclose any of this information except to carry out your duties and responsibilities under this Agreement.

4.     Termination

If The Mining Company terminates this Agreement by giving you 15 days prior written notice, The Mining Company will have the option to pay you compensation for that fifteen day period equal to the fees payable to you for the immediately preceding fifteen day period and, by making that payment terminate this agreement immediately. Notice of termination may be communicated by e-mail to the representative designated by each of the parties. Upon

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termination you will be required to: Return all hardware; return all software tools; return miscellaneous materials and cease using any service provider or other accounts provided by The Mining Company.

5.     Independent Contractor

You are an Independent Contractor. All persons working for or with you in performing your obligations to The Mining Company under this Agreement will not be employees or contractors of The Mining Company or have any relationship with The Mining Company. You will be solely responsible for all your sub-hires, employees, helpers and for all obligations to them and will indemnify The Mining Company against any and all claims or liabilities resulting from such obligations and for all costs, omissions or conduct of such persons. You are responsible for whatever payments will be due to your employees or contractors and agree to comply with all governmental obligations applicable to the performance of your obligation under this Agreement.

6.     Name and Likeness

You agree that The Mining Company has the right to use your name and likeness on and in connection with General Internet's and The Mining Company's service and the Site, and advertising and publicity for the service and the Site.

7.     Indemnification

You agree to indemnify and hold The Mining Company harmless from and against any claims and damages (including reasonable attorneys' fees) resulting from a breach or claimed breach by you of any of your representations, warranties or agreements contained in this Agreement.

8.     Work for Hire Agreement

You agree to have all persons employed or supervised by you providing services to The Mining Company sign a copy of the attached Mining Company "standard work for hire" agreement. Copies of all signed agreements must be forwarded to The Mining Company.

9.     No Assignment

You will not assign this Agreement or its rights or obligations under this Agreement without prior written permission of The Mining Company. Any sale of a controlling interest in you shall be deemed an assignment. Any assignment in violation of this provision shall be null and void. The Mining Company retains the right to assign this Agreement in its discretion as necessary in the normal course and conduct of its business.

10.    Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements or understandings among the parties with respect to its subject matter, but the parties understand and agree that the Rules will also govern your provision of services to The Mining Company.

11.    No Waiver

The failure of The Mining Company to enforce any term or condition of this Agreement will not be deemed a waiver of any terms or conditions of this Agreement.

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12.    Survival

The provisions of the paragraphs of this Agreement entitled License, Non-Compete, Representations and Warranties, Confidentiality and Indemnification shall survive any termination of this Agreement.

13.    Governing Law

This Agreement will be governed by the laws of the State of New York. The parties agree and consent to exclusive jurisdiction and venue in the State and Federal courts located in the City and County of New York, New York for any proceedings arising out of this Agreement.

14. The offer contained in this Agreement is made only on the terms and conditions set forth in this Agreement. By signing this Agreement, you agree to its terms and conditions as originally electronically transmitted to you, and no modification of this Agreement by you which is not specifically agreed to in writing by The Mining Company will be binding on The Mining Company or have any force of effect.

Very Truly Yours,

THE MINING COMPANY, a division of General Internet Inc.

By:
   --------------------------------
Date:
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ACCEPTED AND AGREED:


-----------------------------------
          [signature]


-----------------------------------
       [print your name]


Date:
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SCHEDULE I

You shall own all rights to the following Intellectual Property related to the
Site:

(1) All content and materials created by you and used on the "M Current" and "Newsletter" areas of the Site (Guide Content); and

(2) All content and materials created by you and used on your existing Web site, if you have one (Personal Content).





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ATTACHMENT A - GUIDE COMPENSATION

1. Basic compensation: As compensation for your services to The Mining Company, a division of General Internet Inc., you will be paid US$ (_100_) per month through June, 1999, which shall be a guarantee against, and shall be recoupable out of, any revenues payable to you.

2. Advertising Revenues: You will be eligible to share in an advertising revenue pool equal to 30% of The Mining Company's advertising sales revenues. Your share of the advertising revenue pool will be calculated based on the number of page views recorded on the Site as compared with the number of page views for all sites of The Mining Company.

3. Advertising Bonus Pool. You will be eligible to share in a bonus pool equal to 10% of The Mining Company's advertising sales revenues. Your share of this bonus pool will be determined by The Mining Company in its discretion.

All revenue amounts will be based on net advertising revenues of The Mining Company from applicable advertising sources. Any advertising revenues payable to you will be paid monthly within 30 days after the end of the month in which the revenues were received by The Mining Company. Any portion of the bonus pool payable to you will be paid semi-annually within 30 days after the end of the six-month period in which the revenues were received by The Mining Company. You will receive a monthly (or semi-annual, in the case of the bonus pool) statement setting forth the amount then payable to you, as adjusted for returns and changes in reserves. No statement will be issued for any month in which no payment is due to you.

As used in this Attachment A, "net advertising revenues" means gross ad revenues actually received by The Mining Company less (i) commissions to advertisers, third party sales agents, and advertising agencies, (ii) fees paid for traffic based on ad revenue, (iii) reasonable reserves for returns, make goods or other adjustments, and (iv) other sales expenses based on a share of ad revenue.

4. Transaction Revenues: You will be eligible to share in a transaction revenue pool equal to 30% of The Mining Company's net transaction sales revenues. Your share of the transaction revenue pool will be calculated based on the number of page views recorded on the Site as compared with the number of page views for all sites of The Mining Company, or if possible, based on actual transactions originating from your site.

5. Transaction Bonus Pool. You will be eligible to share in a bonus pool equal to 10% of The Mining Company's transaction sales revenues. Your share of this bonus pool will be determined by The Mining Company in its discretion.

All revenue amounts will be based on net transaction revenues of The Mining Company from applicable transactions. Any share of transaction revenues payable to you will be paid monthly within 30 days after the end of the month in which the revenues were received by The Mining Company. Any portion of the bonus pool payable to you will be paid semi-annually within 30 days after the end of the six-month period in which the revenues were received by The Mining Company. You will receive a monthly (or semiannual, in the case of the bonus pool) statement

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setting forth the amount then payable to you, as adjusted for returns and changes in reserves. No statement will be issued for any month in which no payment is due to you.

As used in this Attachment A, "net transaction revenues" means gross transaction revenues actually received by The Mining Company less (i) commissions to third party sales agents (ii) fees paid for traffic based on transaction revenue,
(iii) reasonable reserves for returns, make goods or other adjustments, (iv) cost of goods sold if The Mining Company is fulfilling such sales, and (iv) other sales expenses based on a share of transaction revenue.

An annual certified report detailing The Mining Company's revenues upon which allocated revenue and bonus pool shares are based will be available on-line in the ["guide lounge"]. In addition, upon reasonable prior written notice to the Chief Financial Officer of The Mining Company, you, when accompanied by a certified public accountant and after you and your accountant have signed an appropriate confidentiality agreement, may examine the books and records directly related to your compensation during regular business hours in February or August of each year.